SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (the "Agreement") is made and entered into as of July 3, 1996 by and between Akorn Incorporated, a Louisiana corporation ("Akorn") and Barry D. LeBlanc, an individual residing at 15 Neron Place, New Orleans, LA 70118 (referred to herein as "Executive").

                       W I T N E S S E T H:

     WHEREAS, the  Executive  has  served  as President and Chief
Executive Officer and a Director of Akorn; and

     WHEREAS, Akorn and Executive have determined that it is in their mutual best interest that Executive discontinue his service as President, Chief Executive Officer and a Director of Akorn;
and

     WHEREAS, Executive has agreed to resign from his positions as President, Chief Executive Officer and a Director of Akorn effective July 3, 1996; and

     WHEREAS, Executive and Akorn have each agreed to release the other from any liability, including, but not limited to, liability arising out of Executive's employment with Akorn and Executive's resignation from his present positions with Akorn,

     NOW, THEREFORE, it is agreed by and between Akorn and Executive as follows:

     1.   Resignation.   Executive  hereby  resigns as President,
Chief Executive Officer and a Director of Akorn all effective as of July 3, 1996.

     2.   Compensation.

          (a) Akorn will, in consideration for Executive's resignation and execution of the releases contained in this Agreement, pay to Executive Two Hundred Thirteen Thousand Forty-Five and 00/100 Dollars ($213,045) (the "Separation Payment"), payable in four equal installments of Fifty-Three Thousand Two Hundred Sixty-One and 25/100 Dollars ($53,261.25) with the first such payment being made eight
     (8) days after execution of this Agreement, with two subsequent payments on October 3, 1996 and January 3, 1997 and a final payment on April 3, 1997.

          (b) The amount of the Separation Payment which remains unpaid from time to time shall bear interest until paid at a rate equal to the "prime rate" as published and/or announced, from time to time, by the Northern Trust Company (the "Bank") as its "prime rate" of interest, which is not necessarily the lowest rate of interest offered by the Bank to its customers, such rate of interest fluctuating from time to time concurrently with and in an amount equal to each change in said prime rate published and/or announced by the Bank; provided, however, that at the election of the Executive, the amount of interest that would be payable on the Separation Payment (which amount, as calculated in Exhibit A which is attached hereto, equals $6,713.14) may be applied by Executive as a credit toward the purchase of the 1996 Ford Explorer automobile which the Executive has been provided with by Akorn and which automobile will be offered to Executive for purchase eight (8) days after execution of this Agreement at a price of $23,000.00.

          (c) In addition to the Separation Payment, Akorn will also make a lump sum payment to Executive of Twenty-Three Thousand Four Hundred Twenty-Two and 72/100 Dollars ($23,422.72) representing accrued but unpaid vacation and sick pay (the "Accrued Compensation"), such payment to be made eight (8) days after execution of this Agreement.

     3.   Confidentiality.

          (a) Executive agrees that the "Confidential Information" (as herein defined) obtained or developed by him during the course of his employment with Akorn is confidential and, accordingly, agrees that he will not disclose to any person or use for his own account, or for the account of others, directly or indirectly, any of the Confidential Information without the prior written consent of Akorn, unless and then only to the extent that, such matters may be otherwise generally available for use by the public and not as a result of his acts or omissions to act.

          As used herein, "Confidential Information" means any and all information in the possession of the Executive (i) that pertains or belongs to Akorn or its customers and is not generally available to the public, including, but not limited to, personnel information, customer lists, supplier lists, product specifications and names, the nature and scope of research activities, product composition and formulas, trade secrets, drawings and schematics, manufacturing processes, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data; or (ii) that is related to product development plans or distribution and marketing plans.

          (b) Executive agrees to keep the terms of this Agreement confidential except that the source and amount of his income may be revealed as necessary for tax, loan purposes and the like.

          (c) Executive agrees that money damages cannot adequately compensate Akorn in case of a breach or threatened breach of this promise of confidentiality and that, accordingly, Akorn would be entitled to injunctive relief upon such breach. Executive understands that it is Akorn's intent to have this promise of confidentiality enforced to its fullest extent. Accordingly, Executive and Akorn agree that, if any portion of this promise of confidentiality is unenforceable, the court should still construe and enforce this promise of confidentiality to the fullest extent permitted by law.

     4. Non-Derogation. Executive covenants and agrees with Akorn to refrain, and to use his good faith efforts to cause family members and business associates to refrain, from making any written or oral statements to any third party which are of a derogatory nature with respect to Akorn, its officers, directors, shareholders, business, products or services.

     5.   Mutual Assent and Release.

          (a) Akorn agrees that it has entered into this agreement on a purely voluntary basis and, in consideration of the benefits provided to Akorn herein, Akorn further agrees to release and discharge Executive, his heirs, agents, attorneys and representatives (the "Released Parties"), from any and all claims, actions, causes of actions, grievances, charges, lawsuits, damages and/or liabilities whatsoever that it ever had, or now has, whether fixed or contingent, liquidated or unliquidated and whether arising in tort, contract, statute or equity, before any federal, state, local or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. It is agreed that this paragraph shall survive termination of this Agreement. Without limitation, Akorn expressly acknowledges and agrees that, by entering into this Agreement, Akorn is waiving and releasing any and all rights or claims that it may have against any of the Released Parties arising out of the negotiation, execution and implementation of any employment contracts by and between Akorn and its executive employees, including, but not limited to, the Executive.

          (b) Executive agrees that he has entered into this Agreement on a purely voluntary basis and, in consideration of the benefits provided to Executive herein, Executive further agrees to release and discharge Akorn, its shareholders, directors, officers, managers, supervisors, agents, attorneys, representatives and employees (the "Released Parties"), from any and all claims, actions, causes of action, grievances, charges, lawsuits, damages and/or liabilities whatsoever that he ever had, or now has, whether fixed or contingent, liquidated or unliquidated and whether arising in tort, contract, statute or equity, before any federal, state, local or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. It is agreed that this paragraph shall survive termination of this Agreement. Without limitation, Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving and releasing any and all rights or claims that he may have against any of the Released Parties arising under the Age Discrimination and Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Family and Medical Leave Act; or, any acts or statutes of Louisiana or the common law providing remedies for wrongful discharge, defamation or invasion of privacy. Executive further expressly acknowledges and agrees that:

               (i)   In return for this Agreement, Executive will
          receive consideration beyond that  which he was already
          entitled   to   receive  before  entering   into   this
          Agreement;

               (ii) Executive has been advised by Akorn to consult with an attorney before signing this Agreement;

               (iii)    Executive   was  given  a  copy  of  this
          Agreement on June 28, 1996, and informed that he had up to twenty-one (21) days within which to review and consider this Agreement.

               (iv) Executive was informed that Executive had seven (7) days following execution of this Agreement in which to revoke the Agreement. After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh day after Executive executed this Agreement. If Executive attempts to revoke this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.

     6. Non-Assignability; Assignment in the Event of Acquisition or Merger. This Agreement, and the benefits hereunder are not assignable or transferrable by Executive and the rights and obligations of Akorn under this Agreement will automatically be deemed to be assigned by Akorn to any corporation or entity acquiring all or substantially all of the assets of Akorn or to any corporation or entity into which Akorn may be merged or consolidated; provided, however, that in the event of Executive's death, Akorn shall make such payments as may then be due and owing to the Executive, if any, to the Executive's estate.

     7.   Miscellaneous.

          (a) Entire Agreement; Amendment. This Agreement, and all documents delivered herewith, constitute the entire Agreement and understanding among the parties with respect to the matters contained herein, shall supersede all prior oral or written agreements or covenants of the parties, and shall be binding upon and inure to the benefit of the parties and their respective heirs, predecessors, personal representatives, successors and assigns, present or future. This Agreement shall not be modified or changed except by instrument in writing signed by or on behalf of each of the parties hereto.

          (b) Counterparts. This Agreement and all documents delivered pursuant hereto may be executed in one or more counterparts and each and every fully executed counterpart may be deemed to be an original hereof.

          (c)   Headings.    The  descriptive  headings  in  this
     Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          (d) Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to effect the validity of this Agreement or any provision, it being agreed that each provision hereof is, material, significant and essential to each of the parties agreements and undertakings hereunder. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          (e) Notice. Any notice, request, instruction or instrument to be given by any party to the other party shall be in writing and shall be deemed to have been given if sent by Federal Express (or similar overnight delivery service) or by registered or certified mail, return receipt requested,

          (i) if to Executive at: 15 Neron Place
                                        New Orleans, LA 70118

          (ii) if to Akorn at:          100 Akorn Drive
                                        Abita Springs, LA 70420

          (f) Invalidity. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be construed for any reason and to any extent to be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties contained herein, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be effected thereby, but shall be enforced to the greatest extent permitted by law.

          (g) Expenses. Each of the parties hereto shall pay its own expenses, including, but not limited to, the fees of its separate counsel, in connection with this Agreement.

          (h) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Delaware, without regard to principals of conflict of laws.

     Akorn  and  Executive,  having  read  and  understood   this
Agreement, and having consulted with advisors as appropriate, hereby each agree to be bound by its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.




                              AKORN INCORPORATED


                              By:
                              Its:





                              Barry D. LeBlanc

                            EXHIBIT A

 INTEREST PAYABLE ON QUARTERLY INSTALLMENTS OF SEPARATION PAYMENT


                                              Days from
                                                7/3/96
Installment               Payment   Interest    Until   Interest
   Number       Amount      Date      Rate     Payment
Amount
     1        $ 53,261.25    *       8.25%          0       $   -
     2          53,261.25 10/3/96    8.25%         92       1,122.92
     3          53,261.25  1/3/96    8.25%        184       2,245.85
     4          53,261.25  4/3/97    8.25%        274       3,344.36
             _____________                                 ___________
              $213,045.00                                   $6,713.14

*    Eight (8) days after execution of the Agreement.